Registration No. 333-35818

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-35818
UNDER THE SECURITIES ACT OF 1933

OLIN CORPORATION
(Exact name of registrant as specified in its charter)

Virginia	13-1872319
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
(Address of Principal Executive Offices) (Zip Code)

OLIN CORPORATION 2000 LONG TERM INCENTIVE PLAN
(Full title of the plan)

Inchan Hwang
Vice President, Deputy General Counsel and Secretary
Olin Corporation
190 Carondelet Plaza, Suite 1530
Clayton, Missouri 63105
314-480-1400
(Name, address, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒ Non-accelerated filer ☐	Accelerated filer ☐ Smaller reporting company ☐ Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Commission File No. 333-35818) filed by Olin Corporation (the “Company”) with the Securities and Exchange Commission on April 28, 2000 (the “Registration Statement”), pertaining to the registration of 2,250,000 shares of the Company’s common stock, par value $1.00 per share, and an unspecified amount of Series A Participating Cumulative Preferred Stock Purchase Rights (collectively, the “Shares”) pursuant to the Rights Agreement dated as of February 27, 1996, between the Company and Chemical Mellon Shareholder Services, L.L.C., issuable under the Olin Corporation 2000 Long Term Incentive Plan (the “Plan”).

The Plan has terminated, and all awards granted under the Plan have vested or expired. Accordingly, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all of the Shares that have not been sold or otherwise issued under the Plan as of the date of this Post-Effective Amendment No. 1 to the Registration Statement.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clayton, State of Missouri, on February 19, 2026.

OLIN CORPORATION

By:	/s/ Inchan Hwang
Name:	Inchan Hwang
Title:	Vice President, Deputy General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.